Exhibit 5.1

Tel Aviv, March 24, 2026

Sol-Gel Technologies Ltd.
7 Golda Meir St.
Weizman Science Park
Ness Ziona, 7403650
Israel

Re: Sol-Gel Technologies Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel for Sol-Gel Technologies Ltd., a company organized under the laws of Israel (the “Company”), in connection with the issuance and sale of an aggregate of 459,112 ordinary shares of the Company, par value NIS 1.00 per share (the “Offered Shares”), pursuant to the terms of an underwriting agreement dated March 23, 2026 (the “Underwriting Agreement”) between the Company and TD Securities (USA) LLC and LifeSci Capital LLC, as representatives of the several underwriters named in Schedule A thereto (the “Underwriters”). The Offered Shares are being issued pursuant to a registration statement on Form F-3 (Registration Statement No. 333-286822) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the related base prospectus which forms a part of the Registration Statement, and the prospectus supplement dated March 23, 2026, filed with the Commission on March 24, 2026, relating to the Offered Shares (the “Prospectus Supplement”).

In connection therewith, we have examined and relied upon copies of the Registration Statement, the Prospectus Supplement, the Company’s amended and restated articles of association, and such corporate records, certificates instruments, and other documents relating to the Company and such matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, certificates instruments and documents we have reviewed, the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof and the legal capacity of all natural persons. As to any facts material to such opinion, we have relied on certificates of public officials and certificates of officers or other representatives of the Company.

We are members of the Israeli bar, and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than the State of Israel. The opinions set forth herein are made as of the date hereof. We assume no obligation to revise or supplement any of these opinions to reflect any changes of law or fact that may occur after the date hereof. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters

Based upon the foregoing and in reliance thereon, we are of the opinion that the Offered Shares to be sold to the Underwriters as described in the Registration Statement and the Prospectus Supplement have been duly authorized for issuance and, when issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 6-K to be submitted with the Commission on or about March 24, 2026, which will be incorporated by reference in the Registration Statement, and to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, /s/ Goldfarb Gross Seligman & Co.